Exhibit 21

SUBSIDIARIES OF UNITED PARCEL SERVICE, INC.
As of December 31, 2025

Name of Subsidiary	Jurisdiction of Organization

Advance Acquistion Holdings LP	Canada
Andlauer Healthcare Group Inc.	Canada
BT Property Holdings, Inc.	Delaware
BT Realty II, Inc.	Maryland
BT Realty, Inc.	Maryland
C.C. & E. I, L.L.C.	Delaware
FT Beteiligungsgesellschaft GmbH	Germany
Marken Limited	United Kingdom
Marken LLP	Delaware
MNX Global Intermediate Holdings, Inc	Delaware
MNX GLOBAL LOGISTICS CORP.	California
Roadie, Inc.	California
The UPS Store, Inc.	Delaware
United Parcel Service Canada Ltd.	Canada
United Parcel Service Co.	Delaware
United Parcel Service Deutschland S.à.r.l. & Co. OHG	Germany
United Parcel Service France SAS	France
United Parcel Service General Services Co.	Delaware
United Parcel Service Italia SRL	Italy
United Parcel Service LLC & Co. OHG	Germany
United Parcel Service Nederlands B.V.	Netherlands
United Parcel Service Oasis Supply Corporation	Delaware
United Parcel Service of America, Inc.	Delaware
United Parcel Service, Inc.	Ohio
UPICO Corporation	Delaware
UPS Asia Group Pte. Ltd.	Singapore
UPS DIGITAL, INC.	Delaware
UPS Expedited Mail Services, Inc.	Delaware
UPS Global Treasury Plc	United Kingdom
UPS Grundstucksverwaltungs GmbH	Germany
UPS International, Inc.	Delaware
UPS Limited	United Kingdom
UPS Parcel Delivery (Guangdong) Co., Ltd.	China
UPS SCS, Inc.	Canada
UPS Supply Chain Solutions, Inc.	Delaware
UPS Worldwide Forwarding, Inc.	Delaware

The names of particular subsidiaries are omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K.